Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION OF BIG LEAGUE MERGER CORPORATION

(a Delaware corporation),

AND

NANOMETRICS INCORPORATED

(a California corporation)

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated as of September 28, 2006 (the “Agreement”) is between Big League Merger Corporation, a Delaware corporation (“Big League”), and Nanometrics Incorporated, a California corporation (“Nanometrics”). Big League and Nanometrics are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

(1) Big League is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 50,000,000 shares, 47,000,000 of which are designated Common Stock, par value $.001 per share, and 3,000,000 of which are designated Preferred Stock, par value $.001 per share. As of August 11, 2006, 1,000 shares of Common Stock were issued and outstanding, all of which are held by Nanometrics, and no shares of Preferred Stock were outstanding.

(2) Nanometrics is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 50,000,000 shares of Common Stock, no par value per share. As of August 11, 2006, (i) 17,960,546 shares of Common Stock were issued and outstanding; (ii) 841,901 shares of Common Stock were reserved for issuance pursuant to the 2002 Nonstatutory Stock Option Plan, 702,396 of which have been granted as options under such plan and 139,505 of which remained available for issuance under such plan; (iii) 246,667 shares of Common Stock were reserved for issuance upon exercise of awards granted pursuant to the 2000 Director Stock Option Plan, 160,000 of which have been granted as options under such plan and 86,667 of which remained available for issuance under such plan; (iv) 2,143,196 shares of Common Stock were reserved for issuance upon exercise of awards granted pursuant to the 2000 Employee Stock Option Plan, 2,123,059 of which have been granted as options under such plan and 20,137 of which remained available for issuance under such plan; (v) 15,000 shares of Common Stock were reserved for issuance upon exercise of awards granted pursuant to the 1991 Stock Option Plan, 15,000 of which have been granted as options under such plan and none of which remained available for issuance under such plan; (vi) 20,000 shares of Common Stock were reserved for issuance upon exercise of awards granted pursuant to the 1991 Director Option Plan, 20,000 of which have been granted as options under such plan and none of which remained available for issuance under such plan; (vii) 629,515 shares of Common Stock were reserved for issuance pursuant to the Employee Stock Purchase Plan; (viii) 1,589,726 shares of Common Stock were reserved for issuance upon exercise of awards authorized for grant pursuant to the 2005 Stock Option Plan, 279,300 of which have been granted as options under such plan and 1,310,426 of which remained available for grant under such plan; and (ix) 5,000,000 shares of Common Stock were reserved for issuance upon exercise of awards authorized for grant pursuant to the assumed Accent Optical Technologies, Inc. Stock Incentive Plan, 205,108 of which have been granted as options under such plan.

(3) The Board of Directors of Nanometrics has determined that, for the purpose of effecting the reincorporation of Nanometrics in the State of Delaware, it is advisable and in the best interests of Nanometrics and its shareholders that Nanometrics merge with and into Big League upon the terms and conditions herein provided.

(4) The respective Boards of Directors of Big League and Nanometrics have approved this Agreement and have directed that this Agreement be submitted to a vote of the holders of their respective securities entitled to vote by applicable law and executed by the undersigned officers.

(5) The respective Boards of Directors of Big League and Nanometrics intend the reincorporation of Nanometrics in the State of Delaware to constitute a “plan of reorganization” and to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Big League and Nanometrics hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

2) MERGER

a) Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the California Corporations Code, Nanometrics shall be merged with and into Big League (the “Merger”), the separate existence of Nanometrics shall cease and Big League shall be, and is herein sometimes referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be Nanometrics Incorporated.

b) Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

i) This Agreement and the Merger shall have been adopted and approved by the sole stockholder of Big League and the shareholders of Nanometrics in accordance with the requirements of the Delaware General Corporation Law and the California Corporations Code;

ii) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

iii) An executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware; and

iv) An executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the California Corporations Code shall have been filed with the Secretary of State of the State of California.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Time of the Merger”.

c) Effect of the Merger. Upon the Effective Time of the Merger, the separate existence of Nanometrics shall cease and Big League, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time of the Merger, (ii) shall be subject to all actions previously taken by its and Nanometrics’ Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Nanometrics in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Nanometrics in the same manner as if Big League had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the California Corporations Code.

3) CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

a) Certificate of Incorporation. The Certificate of Incorporation of Big League as amended to be in substantially the form attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

b) Bylaws. The Bylaws of Big League as amended to be in substantially the form attached hereto as Exhibit B shall be the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

c) Directors and Officers. The directors and officers of Nanometrics immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

4) MANNER OF CONVERSION OF STOCK

a) Nanometrics Common Stock. Upon the Effective Date of the Merger, each share of Nanometrics Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

b) Nanometrics Options, Stock Purchase Rights and Convertible Securities. Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue the stock option plans (including without limitation the 2005 Stock Option Plan and all other employee benefit plans of Nanometrics). Each outstanding and unexercised option, warrant or other right to purchase Nanometrics Common Stock shall become an option, warrant or right to purchase the Surviving Corporation’s Common Stock on the basis of one (1) share of the Surviving Corporation’s Common Stock for every one (1) share of Nanometrics Common Stock issuable pursuant to any such option, warrant or right, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Nanometrics option, warrant or right at the Effective Date of the Merger.

A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options, warrants or rights equal to the number of shares of Nanometrics Common Stock so reserved immediately prior to the Effective Date of the Merger.

c) Big League Common Stock. Upon the Effective Date of the Merger, each share of Common Stock, $.001 par value, of Big League issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Big League, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

d) Exchange of Certificates. After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of Nanometrics Common Stock may, at such stockholder’s option, surrender the same for cancellation to Wilson Sonsini Goodrich & Rosati, Professional Corporation as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of Nanometrics Common Stock shall be deemed for all purposes to represent the number of whole shares of the Surviving Corporation’s Common Stock into which such shares of Nanometrics Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Nanometrics so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

If any certificate for shares of the Surviving Corporation’s Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

5) GENERAL

a) Covenants of Big League. Big League covenants and agrees that it will, on or before the Effective Date of the Merger:

i) File any and all documents with the appropriate tax authority of the State of California necessary for the assumption by Big League of all of the corporate and/or franchise tax liabilities of Nanometrics; and

ii) Take such other actions as may be required by the California Corporations Code.

b) Further Assurances. From time to time, as and when required by Big League or by its successors or assigns, there shall be executed and delivered on behalf of Nanometrics such deeds and other instruments, and there shall be taken or caused to be taken by Big League and Nanometrics such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Big League the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Nanometrics and otherwise to carry out the purposes of this Agreement, and the officers and directors of Big League are fully authorized in the name and on behalf of Nanometrics or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

c) Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Nanometrics or Big League, or both, notwithstanding the approval of this Agreement by the shareholders of Nanometrics or by the sole stockholder of Big League, or by both.

d) Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Constituent Corporation.

e) Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 1209 Orange Street, in the city of Wilmington, Delaware 19801, County of New Castle, and The Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

f) Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 1550 Buckeye Drive, Milpitas, California 95035, and copies thereof will be furnished to any shareholder of either Constituent Corporation, upon request and without cost.

g) Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

h) Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of Big League and Nanometrics, is hereby executed on behalf of each of such corporation by their respective officers thereunto duly authorized.

BIG LEAGUE MERGER CORPORATION
a Delaware corporation

By:	/s/ Douglas J. McCutcheon
Douglas J. McCutcheon, Chief Financial Officer

NANOMETRICS INCORPORATED a California corporation

By:	/s/ John D. Heaton
John D. Heaton, President and Chief Executive Officer